Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Giga-tronics Incorporated of our report dated May 28, 2020 relating to the consolidated financial statements for the year ended March 28, 2020, which appear in Giga-tronics Incorporated's Annual Report on Form 10-K for the year ended March 28, 2020.

/s/ Armanino LLP

Armanino LLP

San Ramon, California

January 15, 2021